NEWS RELEASE

For Immediate Release               Contact:  Larry W. Sayre
March 2, 2005                                 Vice President-Finance & CFO
                                              (620) 663-5551

        Collins Industries Announces Restatement of Financial Information

Hutchinson,  Kansas, March 2, 2005 ........... Collins Industries, Inc. (Nasdaq:
"COLL-E")  announced  that,  as a result of the Company's  previously  disclosed review of its self-insured  reserves for estimated worker compensation claims in the states of Florida and Kansas, the Company will restate its previously issued financial statements for the 2002 and 2003 fiscal years to correct the manner in which the Company had established and recorded these reserves. In addition,  the
Company's previously released financial information for fiscal 2004 will also be restated.  Accordingly, the previously issued financial statements and financial information for the above periods should no longer be relied upon.

The Company has discovered issues with workers  compensation claims for injuries dating back to 1992.  The  preliminary  unaudited  adjustments  are  expected to increase  annual net income by $50,000 to $200,000  in each of the fiscal  years ended 2002,  2003 and 2004. In addition,  the adjustments are expected to result in a  decrease  to  shareholders'  equity at October  31,  2001 of  $650,000  to
$850,000.  These adjustments have not been finalized and are subject to audit by the  Company's  outside  auditors  KPMG LLP.  The final  adjustments  may differ materially from these estimates and may be greater or less than these estimates.

The Company will amend the appropriate  filings with the Securities and Exchange
Commission to include the restated financial statements. The decision to restate prior  financial  statements  was made  with the  concurrence  of the  Company's independent auditors.

The Audit  Committee  has hired an  independent  third party  administrator  and independent  legal counsel to assist in its  investigation of the reserves,  and the investigation is ongoing. Until the review is complete, the Company will not be able to fully assess the impact of these actions on the Company.  The Company is working diligently to complete this investigation.

Collins  Industries,  Inc. is a leading  manufacturer  of ambulances  (including medical attack  vehicles,  rescue vehicles and fire emergency  vehicles),  North
America's  largest  producer of Type "A" small school buses, the nation's second largest  manufacturer of terminal  trucks and a leader in the road  construction
and

industrial  sweeper markets.  Since 1971, the Company has grown to approximately
900 employees in six plants  comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

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